Exhibit 4.14

THIRD AMENDMENT TO PROMISSORY NOTE

DATE OF NOTE:	June 14, 2011; first amended June 28, 2011; second amendment dated July 18, 2011

MAKER:	RICHFIELD OIL & GAS COMPANY

HOLDER:	MACKOV INVESTMENTS LIMITED and PETER LAZAREVSKI

TOTAL DUE:	$196,500 payable August 15, 2011.

AMENDMENT:	The Note, as previously amended, is hereby amended and modified as follows:

CONVERSION:	Holder waives all conversion rights under the Note, as amended, effective as of August 15, 2011.

INTEREST:	The interest rate accruing on the Note shall be amended and restated to 2.0% per month commencing August 15, 2011.

DUE DATE:	The Due Date shall be extended to January 31, 2012.

Except as amended hereby the Note shall remain unchanged and in full force and effect.

IN WITNESS WHEREOF, the Parties have set their hands, effective as of September 28, 2011.

HOLDER:		MAKER:
MACKOV INVESTMENTS LIMITED		RICHFIELD OIL & GAS COMPANY

By:	/s/ Glenn MacNeil	By:	/s/ J. David Gowdy
	Glenn MacNeil		J. David Gowdy, President & CEO

/s/ Peter Lazarevski
PETER LAZAREVSKI